EXHIBIT 10.1

FLEETCOR TECHNOLOGIES, INC.
SECTION 162(m) PERFORMANCE-BASED PROGRAM
§ 1

PURPOSE

The purpose of the Program is to permit FleetCor to provide compensation to a Covered Executive that is intended to satisfy the Performance-Based Exception. This Program is intended to supersede and replace the FleetCor Technologies, Inc. Annual Executive Bonus Program and §§ 3.5 and 9.5 of the Incentive Stock Plan.

§ 2

DEFINITIONS

2.1 Award. The term “Award” means (1) an award granted under the Incentive Stock Plan or (2) a cash award granted under any other plan or program of FleetCor.

2.2 Code. The term “Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.3 Committee. The term “Committee” means the Compensation, Nominating and Corporate Governance Committee of the Board of Directors of FleetCor, or, if any member of such committee fails to satisfy the requirements to be an “outside director” under § 162(m) of the Code, a sub-committee of such committee which consists solely of members who satisfy such requirements.

2.4 Covered Executive. The term “Covered Executive” means at any time FleetCor’s chief executive officer and the four highest compensated officers of FleetCor and its subsidiaries, each of whom is treated under § 162(m) of the Code as a “covered employee” at such time.

2.5 FleetCor. The term “FleetCor” means FleetCor Technologies, Inc., a Delaware corporation, and any successor to FleetCor.

2.6 Incentive Stock Plan. The term “Incentive Stock Plan” means the FleetCor Technologies, Inc. 2010 Equity Compensation Plan, amended and restated May 30, 2013, and as thereafter amended from time to time, and any successor to such plan.

2.7 Option. The term “Option” means an option granted under the Incentive Stock Plan to purchase common stock of FleetCor.

2.8 Participant. The term “Participant” means an officer or key employee of FleetCor or a subsidiary who either is a Covered Executive or may become a Covered Executive at the time an Award is paid and who is granted an Award designated by the Committee under § 3 as intended to satisfy the Performance-Based Exception.

2.9 Performance-Based Exception. The term “Performance-Based Exception” means the performance-based exception from the deduction limitations of §162(m) of the Code, as set forth in §162(m)(4)(C) of the Code and Treas. Reg. §1.162-27(e), as such sections may be amended from time to time, or any successor provisions of the Code or Treasury Regulations.

2.10 Performance Goals. The term “Performance Goals” means for an Award the preestablished, objective performance goal, or combination of performance goals, established for such Award under § 4 by the Committee for the Performance Period for such Award.

2.11 Performance Period. The term “Performance Period” means for an Award the period of service specified by the Committee within which the Performance Goals for such Award must be satisfied.

2.12 Program. The term “Program” means this FleetCor Technologies, Inc. Section 162(m) Performance-Based Program as in effect from time to time.

2.13 Stock Appreciation Right. The term “Stock Appreciation Right” means a right granted under the Incentive Stock Plan to receive the appreciation in a share of common stock of FleetCor.

2.14 Stock Grant. The term “Stock Grant” means a grant under the Incentive Stock Plan that provides exclusively for the issuance of shares of common stock of FleetCor.

§ 3

AWARDS SATISFYING PERFORMANCE-BASED EXCEPTION

If the Committee deems it appropriate to make an Award to a Participant that is intended to qualify for the Performance-Based Exception, then any such Award shall satisfy the requirements of the Program as well as the requirements of §162(m)(4)(C) of the Code and Treas. Reg. §1.162-27(e), as such sections may be amended from time to time, or any successor provisions of the Code or Treasury Regulations.

§ 4

PERFORMANCE GOALS

(a) General. For each Award intended to satisfy the Performance-Based Exception (other than Options or Stock Appreciation Rights) the Committee shall establish a Performance Period and Performance Goals in writing. Performance Goals shall be established not later than the earlier of (1) ninety (90) days after the commencement of the Performance Period or (2) the date as of which twenty-five percent (25%) of the Performance Period shall have elapsed; provided that the outcome must be substantially uncertain at the time the Committee actually establishes the Performance Goals. No change may be made to Performance Goals after they have been established.

(b) Business Criteria. Performance Goals must be based on one or more of the following business criteria: (1) FleetCor’s return over capital costs or increases in return over capital costs, (2) FleetCor’s total earnings or the growth in such earnings, (3) FleetCor’s consolidated earnings or the growth in such earnings, (4) FleetCor’s earnings per share or the growth in such earnings, (5) FleetCor’s net earnings or the growth in such earnings, (6) FleetCor’s earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (7) FleetCor’s earnings before interest and taxes or the growth in such earnings, (8) FleetCor’s consolidated net income or the growth in such income, (9) the value of FleetCor’s stock or the growth in such value, (10) FleetCor’s stock price or the growth in such price, (11) FleetCor’s return on assets or the growth on such return, (12) FleetCor’s cash flow or the growth in such cash flow, (13) FleetCor’s total shareholder return or the growth in such return, (14) FleetCor’s expenses or the reduction of such expenses, (15) FleetCor’s sales growth, (16) FleetCor’s overhead ratios or changes in such ratios, (17) FleetCor’s expense-to-sales ratios or the changes in such ratios, or (18) FleetCor’s economic value added or changes in such value added, (19) FleetCor’s gross margin or the growth in such gross margin, (20) FleetCor’s bad debt expense or the reduction in such bad debt expense; (21) FleetCor’s entry into new markets (geographic or otherwise), (22) FleetCor’s revenues or the growth in such revenues, (23) FleetCor’s development or commercialization of new products or the growth in FleetCor’s financial measures attributable to such products, (24) FleetCor’s consummation of acquisitions, partnerships, minority investments, joint ventures or other business combinations, (25) FleetCor’s successful integration or implementation of acquisitions, partnerships, minority investments, joint ventures or other business combinations, (26) FleetCor’s consummation of specified divestitures, spin offs or other dispositions of subsidiaries, business divisions or other assets, (27) FleetCor’s identification of and hiring or appointment of new executives or directors, (28) FleetCor capital raised through debt or equity financings, or (29) FleetCor’s network operational performance metrics, such as system operational availability or lack of security breaches.

(c) Other Rules. Achievement of Performance Goals may be determined in any manner chosen by the Committee in its discretion when the Committee establishes the Performance Goals, including on an absolute basis or relative to peer groups or indexes. The Committee may express Performance Goals in terms of alternatives, or a range of alternatives, as the Committee deems appropriate under the circumstances. Performance Goals may be based on company-wide performance or the performance of a subsidiary, region, division or department. The Committee may vary the Performance Goals by Award and by Participant. When the Committee establishes the Performance Goals, the Committee also shall establish the general, objective rules that the Committee will use to determine the extent to which such Performance Goals have been met and the specific, objective rules, if any, regarding any exceptions to those rules, which exceptions may include or exclude from consideration (1) any acquisitions or dispositions, restructuring, discontinued operations, extraordinary items and other unusual or non-recurring charges, (2) any event either not directly related to the operations of FleetCor or not within the reasonable control of FleetCor’s management or (3) the effects of tax or accounting changes; provided that such exceptions are established in writing at the time the Performance Goals are established.

§ 5

CERTIFICATION

The Committee after the end of the Performance Period for an Award (other than Options or Stock Appreciation Rights) shall certify in writing in the minutes of a Compensation Committee meeting the extent, if any, to which the Performance Goals for that Award have been met and shall determine the specific amount of the Award payable to the Participant based on the extent, if any, to which he or she met his or her Performance Goals during the Performance Period. The Committee shall have the right to reduce (but not increase) the amount payable under an Award, and the reduction or elimination of an Award to one Participant may not increase the Award to another Participant.

§ 6

MAXIMUM AWARDS

No Award made under the Program shall exceed the applicable maximum Award limit described in this § 6. Further, if the Committee establishes a bonus pool and allocates a maximum percentage of such pool to a Participant, the maximum Award payable to such Participant shall be the lesser of the maximum Award limit described in this § 4 and the maximum Award determined by the Committee for such period under the bonus pool. The maximum Award limit for any Participant in any calendar year is as follows:

(1) For Awards (other than Awards made under the Incentive Stock Plan) paid in cash, 500% of the Participant’s base salary paid to the Participant during such calendar year or $5 million, whichever is less;

(2) For Options, other than Options granted to a newly hired Participant described in (3) below, the aggregate number of shares of common stock of FleetCor subject to such Options as determined on each date of grant shall not exceed 2,250,000 shares of common stock of FleetCor;

(3) For Options granted to a Participant in the calendar year in which he or she is hired by FleetCor, the aggregate number of shares of common stock of FleetCor subject to such Options as determined on each date of grant shall not exceed 2,500,000 shares of common stock of FleetCor;

(4) For Stock Appreciation Rights, other than Stock Appreciation Rights granted to a newly hired Participant described in (5) below, the aggregate number of shares of common stock of FleetCor subject to such Stock Appreciation Rights as determined on each date of grant shall not exceed 2,250,000 shares of common stock of FleetCor;

(5) For Stock Appreciation Rights granted to a Participant in the calendar year in which he or she is hired by FleetCor, the aggregate number of shares of common stock of FleetCor subject to such Stock Appeciation Rights as determined on each date of grant shall not exceed 2,500,000 shares of common stock of FleetCor;

(6) For Stock Grants, other than Stock Grants granted to a newly hired Participant described in (7) below, the aggregate number of shares of common stock of FleetCor subject to such Stock Grants as determined on each date of grant shall not exceed 2,250,000 shares of common stock of FleetCor;

(7) For Stock Grants granted to a Participant in the calendar year in which he or she is hired by FleetCor, the aggregate number of shares of common stock of FleetCor subject to such Stock Grants as determined on each date of grant shall not exceed 2,500,000 shares of common stock of FleetCor; and

(8) For dividends or dividend equivalents paid with respect to Awards made under the Incentive Stock Plan (other than Options and Stock Appreciation Rights), the aggregate amount paid to any Participant in any calendar year shall not exceed the value, determined as of each date payment of such dividends or dividend equivalents is made to such Participant, of 2,250,000 shares of common stock of FleetCor.

Notwithstanding any provision of the Incentive Stock Plan, for Awards that cover a period of more than one calendar year, the maximum Award limit shall be a multiple of the applicable calendar year maximum Award limit, which multiple shall be equal to the number of full and partial calendar years covered by the Award.

§ 7

PAYMENT OF CASH AWARDS

Awards (other than Awards made under the Incentive Stock Plan) paid in cash shall be paid in accordance with the plan or program under which such Award is made or if that plan or program does not specify a time of payment, as soon as practical after the Committee certifies that such Award is payable. However, except as otherwise specified in the applicable plan or program, no Participant shall have a right to the payment of such an Award for any calendar year if his or her employment with FleetCor or a subsidiary has terminated for any reason whatsoever before the date such Award is actually paid to him or her unless the Committee in the exercise of its absolute discretion affirmatively directs FleetCor to pay such Award to, or on behalf of, such Participant, in which case such Award shall be paid no later than March 15 of the calendar year following the calendar year for which the Award was earned.

§ 8

ADMINISTRATION

The Committee shall have the power to interpret and administer this Program as the Committee in its absolute discretion deems in the best interest of FleetCor and to protect FleetCor’s right to deduct the full amount of any Award.

§ 9

AMENDMENT AND TERMINATION

The Committee shall have the power to amend this program from time to time as the Committee deems necessary or appropriate and to terminate this program if the Committee deems such termination to be in the best interest of FleetCor.

§ 10

MISCELLANEOUS

10.1 General Assets. Any Awards payable under this Program shall be paid exclusively from FleetCor’s general assets.

10.2 General Creditor Status. The status of each Participant with respect to his or her Award under this Program shall be the same as the status of a general and unsecured creditor of FleetCor.

10.3 No Assignment. Except as permitted under the Incentive Stock Plan, no Participant shall have the right to assign or otherwise alienate or commute all or any part of an Award which might be payable to such Participant under this Program, and any attempt to do so shall be null and void.

10.4 No Contract of Employment. The receipt by an individual of an Award under this Program shall not constitute an agreement by FleetCor to employ any such individual for any period of time or affect FleetCor’s right to terminate his or her employment at any time and for any reason or for no reason.